Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to securities of Sharplink, Inc., a Delaware corporation, and further agree to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: April 16, 2026		/s/ Joseph Lubin
	Name:	Joseph Lubin
	Title:	Joseph Lubin, Individually

Dated: April 16, 2026	Consensys Software Inc.

	By:	/s/ Matthew Corva
	Name:	Matthew Corva
	Title:	General Counsel

Dated: April 16, 2026	Consensys AG

	By:	/s/ Federico Soddu
	Name:	Federico Soddu
	Title:	General Counsel

Dated: April 16, 2026	Permanent Highest Power Capital LLC

	By:	/s/ Joseph Lubin
	Name:	Joseph Lubin
	Title:	Manager

Dated: April 16, 2026	Ethereal Ventures Fund II, L.P.

By: Ethereal Ventures II Partners L.P., its general partner

By: Ethereal Ventures II GP Ltd., its general partner

	By:	/s/ Hui Min Teo
	Name:	Hui Min Teo
	Title:	Managing Director